As filed with the Securities and Exchanged Commission on October 15, 2001.
                               File No. 811-06342
                            Registration No. 33-46853


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-2


         Registration Statement Under the Investment Company Act of 1940
                                 Amendment No. 6

                     ABERDEEN COMMONWEALTH INCOME FUND, INC.
               (Exact name of Registrant as Specified in Charter)

                             800 Scudders Mill Road
                              Plainsboro, NJ 08536
        Registrant's telephone number, including Area Code: (609)282-7374

                            Sander M. Bieber, Esquire
                                     Dechert
                              1775 Eye Street, N.W.
                             Washington, D.C. 20006
                                 (202) 261-3308
                     (Name and Address of Agent for Service)


     If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box... ___


It is proposed that this filing will become effective (check appropriate box)

    when declared effective pursuant to Section 8(c)
___

     The following boxes should only be included and completed if the registrant is a registered closed-end management investment company or business development company which makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act and is making this filing in accordance with Rule 486 under the Securities Act.

 X  immediately upon filing pursuant to paragraph (b)
___

                                     PART C


     Registrant's Articles of Amendment, as adopted by the Registrant on December 3rd, 1996, filed herewith as Exhibit (a)(9)(ii).






                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. 6 to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on the 15th day of October, 2001. The undersigned duly represents that this amendment to the registration statement does not contain disclosure which would render it ineligible to become effective under Rule 486(b) of the Securities Act of 1933.


                                    ABERDEEN COMMONWEALTH INCOME FUND, INC.

                                        *
                                    --------------------------------------------
                                    Hugh Young
                                    President

                           By:          /s/ Sander M. Bieber
                                    --------------------------------------------
                                    Sander M. Bieber
                                    as Attorney-in-Fact for Hugh Young

* Pursuant to power of attorney filed 8/30/01.

                                  EXHIBIT INDEX

Exhibit                   Description

(a)(9)(ii)                 Articles of Amendment, dated December 3, 1996.

                                                              EXHIBIT (a)(9)(ii)

                       THE FIRST COMMONWEALTH FUND, INC.

                              ARTICLES OF AMENDMENT



     The First Commonwealth Fund, Inc. a Maryland corporation, having its principal Maryland office in the City of Baltimore in the State of Maryland (which is hereinafter called the "Corporation") hereby certifies to the Maryland State Department of Assessments and Taxation (the "Department") that:

     FIRST: The charter of the Corporation is amended by splitting and changing each issued and outstanding share of Auction Market Preferred Stock, Series W-7, par value $.001 per share, liquidation preference $50,000 per share, into two issued and outstanding shares of Auction Market Preferred Stock of the same series, each unit with a par value of $.001 per share and a liquidation preference of $25,000 per share.

     SECOND: After the effective time of this amendment, each holder of any outstanding certificate or certificates representing shares of Auction Market Preferred Stock, Series W-7, par value $.01 per share, liquidation preference of $50,000 per share, may surrender same to the Corporation and receive an exchange therefore, a certificate or Certificates representing the number of whole shares of Auction Market Preferred Stock, par value $.001 per share, liquidation preference of $25,000 per share into which Series W-7 of Auction Market Preferred Stock of the Corporation shall have been split pursuant to these Articles of Amendment. Until so surrendered, any outstanding certificates for shares of Series W-7 of the Auction Market Preferred Stock of the Corporation shall be deemed evidence of ownership of the number of whole shares of Auction Market Preferred Stock of Series W-7, par value $.001 per share, liquidation preference of $25,000 per share into which such outstanding shares of the Corporation shall have been split in change pursuant to these Articles of Amendment and shall be subject to the changes hereunder to the Articles Supplementary.

     THIRD: The Articles Supplementary of the Corporation by which the Board of Directors has heretofore authorized the issuance of up to 1,500 shares of its authorized preferred stock, par value $.001 per share, liquidation preference $50,000 per share, designated Auction Market Preferred Stock, Series W-7 (sometimes herein the "Articles Supplementary") is amended, as of the effective date of this amendment by:

     (a) Striking from Article FIRST of the Articles Supplementary filed with the Department on July 27, 1992, the clause "the issuance of one series of up to 1,500 shares of its authorized preferred stock, par value $.001 per share, liquidation preference $50,000 per share," and inserting in lieu thereof the clause ", the issuance of one series of up to 1,500 of its authorized preferred stock, par value $.001 per share, liquidation preference $25,000 per share," and

     (b) Amending each of the following sections of Article THIRD of the Articles Supplementary, creating Series W-7 of the Auction Market Preferred Stock under the heading DESIGNATION by deleting clauses "600 shares of preferred stock" and "$50,000 per share" and inserting in lieu thereof "1,200 shares of preferred stock" and "$25,000 per share"; and

     (c) In each of the following sections of the Articles Supplementary creating Series W-7 of Auction Market Preferred Stock the sum of $25,000 is inserted in lieu of "$50,000";

                1.     Definitions.
                       "AMPS Basic Maintenance Amount,"
                       "Dividend Coverage Amount"
                       "Mandatory Redemption Price"
                       "Optional Redemption Price"
                       "Specific Redemption Provisions"

                2.     Dividends.  (c)(ii)

                3.     Liquidation Rights.; and

     (d)  In  addition  to  the   amendments   to  the  Articles   Supplementary
specifically set forth above, said Articles Supplementary is hereby amended mutatis mutandis to the extent necessary to give effect to the reduction of the per share liquidation preference from $50,000" to $25,000" and the related two to one split of the outstanding shares of Series W-7 of the Auction Market Preferred Stock set forth in Article First hereof.

     FOURTH: The amendments to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation by the vote required by law;

     FIFTH: These Articles of Amendment do not increase the authorized stock of the Corporation or the aggregate par value thereof.

     SIXTH: This amendment shall become effective as of Eleven a.m. on December 3, 1996.

     IN WITNESS WHEREOF, the First Commonwealth Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President, Laurence S. Freedman, and witnessed by its Assistant Secretary, Margaret A. Bancroft, on the 2nd day of December, 1996.

     THE UNDERSIGNED President of the Corporation acknowledge these Articles of Amendment to be the Corporate Act of the Corporation and states that to the best of his or her knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under the penalties of perjury.

                                        The First Commonwealth Fund, Inc.



                                        By:     /s/ Laurence S. Freedman
                                        ---------------------------------------
                                        Laurence S. Freedman, President
WITNESS:



/s/ Margaret A. Bancroft
-----------------------------------------------------
Margaret A. Bancroft, Assistant Secretary